Exhibit 10.97

[***].  Confidential Treatment Requested – Certain information in this exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect the omitted portions.

INFRASTRUCTURE EQUIPMENT LICENSE AGREEMENT

This Infrastructure Equipment License Agreement (the “Agreement”) is entered into on January 30, 2004 by and between QUALCOMM Incorporated, a Delaware corporation, and UTStarcom, Inc., a Delaware corporation, with respect to the following facts:

RECITALS

WHEREAS, QUALCOMM has developed certain proprietary Code Division Multiple Access technology that may be useful in providing greater capacity and improved quality and reliability compared to other Wireless telecommunications technologies;

WHEREAS, LICENSEE desires to obtain a license of QUALCOMM’S Intellectual Property to manufacture and sell the Licensed Products, and QUALCOMM desires to grant such license in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, QUALCOMM desires to obtain a license of LICENSEE’s Intellectual Property to manufacture, use and sell the Licensed Products and Components and LICENSEE desires to grant such license in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, the Parties hereby agree as follows:

1.                                       HEADINGS AND DEFINITIONS.

All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause.  Reference to “third party” or “third parties” shall not mean either Party or their Affiliates.  For the purpose of this Agreement, the following definitions apply:

“Affiliates” means, as to a Party, any present or future Parent of the Party and any present or future Subsidiary of the Party and/or its Parent, but only for so long as the Parent remains the Parent of the Party and the Subsidiary remains a Subsidiary of the Party and/or its Parent.  The term “Parent’’ means any corporation or other legal entity that owns or controls, directly or indirectly (i) more than 50% of the shares or other securities of the Party entitled to vote for election of directors (or other managing authority) of the Party or (ii) if such Party does not have outstanding shares or securities, more than 50% of the equity interest in such Party, but only for so long as such ownership or control exists in (i) or (ii) above.  The term “Subsidiary” of a party means any corporation or other legal entity (i) the majority (more than 50%) of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter owned or controlled by such party either directly or indirectly or (ii) which does not have outstanding shares or securities but the majority (more than 50%) of the equity interest in which is now or hereafter owned or controlled by such party either directly or indirectly, but only for so long as such ownership or control exists in (i) or (ii) above.

“BSC” means the base station controller, which contains the controlling elements and resources that provide a channel between the BTS(s) and the System Switch.  The BSC or any of the elements contained within the definition of the BSC may be a part of or integrated into the System Switch.

“BTS” means the base station transceiver subsystem, which is wireless access equipment that provides for network receive and/or transmit functionality to and/or from Subscriber Units as a part of a cell site for Wireless Applications.  The BTS is the link between the Subscriber Units and the BSC.  Included in the BTS are the antennas, transmitters, receivers, power amplifiers and interface hardware to support the link to the BSC.

“CDMA” means code division multiple access technology.

“CDMA Applications” means all communication applications (regardless of the transmission medium) that operate using code division multiple access (“CDMA”) technology, whether or not based on IS-95, cdma2000 or W-CDMA, and irrespective of frequency band.

“CDMA ASIC” means QUALCOMM’s cell site modem (CSM) CDMA application specific integrated circuit (including the hardware, firmware and/or associated software that runs on the ASIC), and any revision, generation, modifications or integration to or of the CSM, purchased by LICENSEE from QUALCOMM.

“CDMA Enabling Infrastructure Equipment” means any product (including all of the Components, hardware, firmware and/or software contained therein) which performs any or all of the Functions and which is for use as part of (included within) either the BTS, BSC or System Switch, irrespective of whether initially Sold as part of (included within) a BTS, BSC or System Switch or as products to be added to existing BTSs, BSCs or System Switches.  CDMA Enabling Infrastructure Equipment does not mean Subscriber Units, Components (although Components may be incorporated into the CDMA Enabling Infrastructure Equipment that is Sold by a Party) or any assembly or subassembly that is not a field replaceable unit.  CDMA Enabling Infrastructure Equipment includes, as an example and not by way of limitation, the (i) CDMA controller, (ii) Distributed Antenna, meaning a multi-node antenna system and related circuitry (excluding the fair value of the antenna element) that is designed to make use of delays in CDMA signal transmission and/or reception so that the rake receiver functionality can be utilized and (iii) SBS, meaning the selector bank subsystem that includes (a) selectors that support soft and/or hard handoff, (b) the vocoders, (c) data services using any of QUALCOMM’s Intellectual Property, (d) fax services using any of QUALCOMM’s Intellectual Property and/or (e) other service options using any of QUALCOMM’s Intellectual Property.

“Channel Units” means any BTS module or field replaceable assembly used to modulate or demodulate the CDMA waveform, process the data and/or perform ancillary functions related to one or more CDMA channels for communication between a BTS and Subscriber Units.  Examples of CDMA channels include, but are not limited to traffic, paging, sync, pilot and access channels.  Any Component is not a Channel Unit, but Channel Units may contain Components.

“Commercially Necessary IPR” means those Intellectual Property Rights which (i) the Party or its Affiliates has the right to license to the other Party without payment of royalties or any other consideration to any third party, (ii) are not essential to the manufacture, use or sale of Licensed Products and/or Components that comply with the specifications of the CAI and (iii) provide Licensed Products and/or Components with a competitive advantage (e.g., cost, lead-time or quality advantages) or which add to Licensed Products or Components a feature or other characteristic which may be reasonably required by the market place; but the term Commercially Necessary IPR does not include any trade name, trademark, service mark, or similar symbols, abbreviations, contractions or simulations identifying the Party and/or its Affiliates (except as set forth in Section 8, if the Party is QUALCOMM).

“Common Air Interface” or “CAI” means (i) the TIA’s IS-95 digital cellular standard and other CDMA standards which specify the same Physical Layer as IS-95 if approved by QUALCOMM and adopted by other international standards bodies throughout the world, and (ii) the technical description of any third generation CDMA air interface standard for communication between cell site or other base station transceivers and Subscriber Units which (a) is adopted as an industry standard by the Telecommunications Industry Association (“TIA”), the European Telecommunication Standards Institute (“ETSI”), Japan’s Association of Radio Industries and Businesses (“ARIB”) or other recognized international standards bodies, (b) has been approved by QUALCOMM  (i.e. QUALCOMM voted in favor of adopting such standard), (c) supports operation with both GSM MAP and ANSI-41 networks in all operational (whether optional or not) modes or configurations, and (d) includes a multi-carrier, FDD CDMA mode of operation and/or a direct sequence, FDD CDMA mode of operation.

“Components” means application specific integrated circuits (ASICs), electronic devices, integrated circuits, multi-chip modules, including firmware thereon and accompanying or associated software, and/or families of devices for use in products for wireless telecommunication equipment, including, but not limited to, Licensed Products and Subscriber Units.

“Costs” as such term is used [***] shall include all actual labor, material and other direct costs, expenses and associated burdens, including overheads and general and administrative expenses, a reasonable amortization of associated research and development expenses, and warranty costs, all as consistently applied in accordance with U.S. generally accepted accounting principles (GAAP).

“Distributed Antenna” means a multi-node antenna system and related circuitry that is designed to make use of delays in CDMA signal transmission and/or reception so that the rake receiver functionality can be utilized.

“Effective Date” means the date first set forth above.

“Ericsson” means Telefonaktiebolaget LM Ericsson (publ), a Swedish corporation and any of its subsidiaries in which it owns or controls fifty percent (50%) or more of the voting power.

“Functions” means any or all of the following which incorporates any or all of QUALCOMM’s Intellectual Property:  (i) handoff, (ii) CDMA waveform modulation and/or demodulation, (iii) power control, (iv) call packet connection and/or routing, (v) paging, (vi) voice encoding and/or decoding (vocoder) services, (vii) data services, (viii) fax services, (ix) system initialization and configuration, (x) diagnostic monitoring or maintenance of any of the foregoing functions and/ or (xi) any other function.

“Future Commercially Necessary IPR” means all claims of any patents (foreign and domestic) which fall within the definition of Commercially Necessary IPR, but which do not fall within the definition of Included Commercially Necessary IPR.

“Have Made” means the right of LICENSEE under Ericsson’s Patents to have a third party make a Licensed Product for CDMA Applications for the use and benefit of LICENSEE, provided that:

(i)                                     LICENSEE owns and supplies the designs, or specifications, or working drawings to such third party;

(ii)                                  such designs, specifications, and working drawings are in sufficient detail that no substantial additional design by such third party is required;

(iii)                               such third party is not allowed to sell such Licensed Product to other third parties; and

(iv)                              each such Licensed Product sold by LICENSEE shall bear the trademarks, trade names, or other commercial indicia of LICENSEE, although such Licensed Products may be co-branded with the trademarks, trade names, or other commercial indicia of the reseller or distributor of such Licensed Products.  The requirements of this subparagraph (iv) shall not apply where a customer requires that the Licensed Product bear only such customer’s trademarks, trade names, or other commercial indicia.

“Included Commercially Necessary IPR” means (1) with respect to the Intellectual Property Rights being licensed by QUALCOMM, (a) all claims of any patents (foreign and domestic) which are now issued or which are applied for on or before the Effective Date and which constitute Commercially Necessary IPR and (b) all copyright, trade secrets, know-how, technical assistance and other intellectual property rights which constitute Commercially Necessary IPR and which may be furnished by QUALCOMM to LICENSEE pursuant to and during the term of this Agreement and (2) with respect to the Intellectual Property Rights being licensed by LICENSEE, (a) all claims of any patents (foreign and domestic) which are now issued or which are applied for on or before the Effective Date and which constitute Commercially Necessary IPR and (b) all copyright, trade secrets, know-how, technical assistance and other intellectual property rights which constitute Commercially Necessary IPR and which may be furnished by LICENSEE to QUALCOMM pursuant to and during the term of this Agreement.

“Intellectual Property Rights” means patents, copyrights, trade secrets, know-how and other intellectual property rights.

“InterDigital” means InterDigital Communications Corporation, InterDigital Patents Corporation and/or InterDigital Technology Corporation.

“InterDigital’s Excluded Patents” means those claims of each of InterDigital’s [***].

“InterDigital’s Five Patents” means [***].

“InterDigital’s Included Patents” means [***].

“InterDigital’s Patents” means [***].

“IS-95 Related Systems” means IS-95 and any single carrier system with a spreading bandwidth not greater than 1.25 MHz and based on or derived from IS-95.

“Licensed Products” means only BSCs, BTSs, System Switches, Channel Units, and CDMA Enabling Infrastructure Equipment.

“LICENSEE” means UTStarcom, Inc., a Delaware corporation.

“LICENSEE’s Intellectual Property” means LICENSEE’s and its Affiliates’ Technically Necessary IPR and LICENSEE’s and its Affiliates’ Included Commercially Necessary IPR.

“Masks” and “Mask Sets” mean the mask sets for Components and/or the computer output data used to generate the mask sets for Components.

“Net Selling Price”, with respect to each Licensed Product Sold by LICENSEE, shall mean one of the following, whichever is applicable:

(a)                                  When Sold by LICENSEE to a Purchaser (a “Purchaser” being a person or entity that does not control LICENSEE, is not controlled by LICENSEE or is not in common control with LICENSEE; and the term “control” for the above purposes shall mean the direct or indirect ownership or control of more than a [***]), the Net Selling Price shall be [***]; or

(b)                                 When Sold by LICENSEE to a Related Carrier or to a person or entity that is not a Purchaser (in either case, a “Related Buyer”), the Net Selling Price shall be [***]; or

(c)                                  When retained by LICENSEE for its own use or lease, or when Sold by LICENSEE to a Related Buyer for its own use or lease, the Net Selling Price shall be [***].

“Party” shall individually mean QUALCOMM or LICENSEE and the term “Parties” shall collectively mean QUALCOMM and LICENSEE.

“Philips” shall mean Philips Electronics N.V., a company existing under the laws of the Netherlands.

“Philips’ CDMA Technically Necessary Patents” means [***].

“Physical Layer” shall have the same meaning given in the TIA’s IS-95 digital cellular standard.

“QUALCOMM’s Intellectual Property” means QUALCOMM’s Technically Necessary IPR and QUALCOMM’s Included Commercially Necessary IPR and InterDigital’s Patents; provided that, notwithstanding the foregoing, the term “QUALCOMM’s Intellectual Property” shall not include any intellectual property owned by SnapTrack, Inc., including but not limited to its patents.

“Qualifying Licensed Product” means a Licensed Product that contains and incorporates a CDMA ASIC purchased by LICENSEE from QUALCOMM.

“Related Carrier” means a wireless communications system operator that (i) owns or controls, either directly or indirectly, a Significant Interest in LICENSEE, (ii) a Significant Interest of which is owned or controlled, either directly or indirectly, by LICENSEE, or (iii) a Significant Interest of which is owned or controlled, either directly or indirectly, by a third party that also owns or controls, either directly or indirectly, a Significant Interest in LICENSEE; and for purposes of this definition, the term “Significant Interest” shall mean the direct or indirect ownership or control of more than a twenty percent (20%) interest.

“Selling Price” means the gross selling price and/or value of other consideration charged by the LICENSEE or its final vendee Related Buyer for each Licensed Product in the form in which it is Sold (whether or not assembled and without excluding therefrom any Components or subassemblies thereof which are included with such Licensed Product) deducting therefrom only the following items [***].

“Sold,” “Sale,” “Sell” means put into use, sold, leased or otherwise transferred and a sale shall be deemed to have occurred upon putting into use, shipment or invoicing, whichever shall first occur.

“Subscriber Unit” means a CDMA telephone, including but not limited to mobile, transportable and portable telephones, which can be used to initiate and receive Wireless CDMA telecommunications transmissions.

“System Switch” means the telephone switching equipment that provides the interface between a Wireless system and the PST=N and/or may provide the interface between BTSs and/or BSCs.

“Technically Necessary IPR” means all claims of any patents (foreign and domestic) issued on, before or after the Effective Date which (i) the Party or its Affiliates has the right to license to the other Party without payment of royalties or any other consideration to any third party and (ii) is essential to the manufacture, use or sale of a usable Licensed Product and/or Component which complies with the specifications of the CAI (i.e., must be infringed upon in order to comply with the CAI); but the term Technically Necessary IPR does not include any trade name, trademark, service mark, or similar symbols, abbreviation, contractions or simulations identifying the Party and its Affiliates (except as set forth in Section 8, if the Party is QUALCOMM).

“Wireless” and “Wireless Applications” means terrestrial-based, land mobile, wireless telecommunications applications, including but not limited to cellular, personal communications services (PCS), wireless local loop and wireless PABX applications which are based upon and compliant with the CAI.  Notwithstanding the foregoing, the terms “Wireless” and/or “Wireless Applications” shall not include (i) satellite applications (defined as any application which utilizes a direct connection between the Subscriber Unit and any satellite), and/or (ii) Cordless Telephone Applications (defined as applications not dependent on use of a switch, including but not limited to a PABX switch, for interface to the public network).

2.                                       TERM OF AGREEMENT.

This Agreement shall commence upon the Effective Date and, unless otherwise terminated or canceled as provided herein, shall continue in full force and effect thereafter.

3.                                       UP-FRONT LICENSE FEE TO QUALCOMM.

In partial consideration of the rights granted to LICENSEE under this Agreement, LICENSEE shall pay [***].

4.                                       TECHNICAL ASSISTANCE.

4.1                                 Technical Meetings and Assistance.  Upon written request from LICENSEE with reasonable advance written notice, QUALCOMM shall provide reasonable amounts of technical assistance to LICENSEE on an as available basis and at QUALCOMM’s then standard rates for providing such technical assistance.  In such event, QUALCOMM shall be permitted to invoice LICENSEE for such charges on a bi-weekly basis.  Payment by LICENSEE with respect to such invoices shall be on a [***] basis after the date of the invoice.  QUALCOMM may terminate such additional technical assistance at any time upon written notice to LICENSEE.  This Agreement shall not require QUALCOMM to provide any technical assistance relating to the design of Components or any technical assistance not related to Licensed Products.

4.2                                 Limitation on Deliverables.  Nothing in this Agreement shall require the delivery of any documentation or product designs, including but not limited to:  (a) any Mask Sets developed by QUALCOMM, (b) any micro-code for embedded processors, (c) any of the detailed algorithms for any Components, or (d) the source code of the real-time DSP implementation of the vocoder.

4.3                                 Representations and Limitations on Furnished Information.  QUALCOMM shall use reasonable commercial efforts to verify the accuracy of the information furnished by it hereunder, but QUALCOMM shall not be liable for damages arising out of or resulting from anything made available hereunder or the use thereof nor be liable to LICENSEE for consequential, special or incidental damages under any circumstances.  The sole obligation of QUALCOMM with respect to such information shall, subject to the other provisions herein or in other written agreements between the Parties, be to furnish it to LICENSEE.  QUALCOMM shall have no responsibility for the ability of LICENSEE to use such information, the quality or performance of the products produced therefrom by LICENSEE, or the claims of third parties arising from the use of such products or information.  QUALCOMM does not warrant and shall not be responsible for any design, specification, drawing, blueprint, reproduced tracing, or other data or information furnished by it to LICENSEE, except that it shall furnish such in good faith to the best of QUALCOMM’s knowledge and ability.

5.                                       QUALCOMM LICENSE.

5.1                                 Grant of License From QUALCOMM.  Subject to the terms and conditions of this Agreement, including but not limited to timely payment of the license fees and royalties set forth herein, QUALCOMM hereby grants to LICENSEE a worldwide, personal, nontransferable and non-exclusive license [***] to use QUALCOMM’S Intellectual Property solely for Wireless Applications (a) to make (and have made) and import, use, sell, lease or otherwise dispose of Licensed Products and (b) to make (and have made) Components that have been designed exclusively by or for LICENSEE (which design is owned and used exclusively by LICENSEE) and import, use, sell, lease or otherwise dispose of such Components; provided, however, that such Components may only be used, sold, leased or otherwise disposed of by LICENSEE if they are included as part of and within complete Licensed Products Sold by LICENSEE (or as replacement parts for Licensed Products previously Sold by LICENSEE).  No other, further or different license is hereby granted or implied.

5.1.1                        InterDigital’s Patents.  The license granted by QUALCOMM under Section 5.1 with respect to InterDigital’s Patents is subject to all other limitations set forth in this Agreement that are applicable to all of QUALCOMM’s Intellectual Property licensed hereunder and is also subject to the following limitations:

[***]

5.2                                 Royalties.  In partial consideration of the rights granted to LICENSEE under this Agreement, LICENSEE shall pay to QUALCOMM, no later than [***] days after the end of each calendar quarter, an amount equal to [***].

QUALCOMM will credit to LICENSEE the amount of any overpayment of royalties made hereunder in error provided that such overpayment is identified and fully explained in a written notice from LICENSEE to QUALCOMM delivered no later than [***] after the due date of the payment which included such alleged overpayment, provided further that QUALCOMM is able to verify to its own satisfaction the existence and extent of such overpayment.  The foregoing procedure shall constitute the sole basis for LICENSEE to claim overpayments under this Agreement and shall not be affected by any statement appearing on any check, royalty report, cover letter, or other document, except to the extent agreed upon by QUALCOMM in a writing signed by an authorized representative of QUALCOMM.

5.3                                 Right To Sublicense Affiliates.  LICENSEE shall have the right to grant sublicenses only to Affiliates of LICENSEE with respect to any rights conferred upon LICENSEE under this Agreement; provided, however, that (i) LICENSEE shall not have the right to grant sublicenses to [***] without first obtaining QUALCOMM’s written approval, which approval shall be at QUALCOMM’s sole discretion, and (ii) any such sublicense shall be subject in all respects to the restrictions, exceptions, royalty and other payment obligations, reports, termination provisions, and other provisions contained in this Agreement.  LICENSEE shall also pay or cause its sublicensed Affiliates to pay the same royalties on all Licensed Products Sold by its sublicensed Affiliates as if LICENSEE had Sold such Licensed Products.  LICENSEE shall report to QUALCOMM the [***] for all Licensed Products Sold by each such Affiliate.  LICENSEE shall be responsible and liable to QUALCOMM in the event that any of its sublicensed Affiliates fails under any such sublicense to honor and comply with all obligations of LICENSEE as though said obligations were made expressly applicable to the sublicensed Affiliate.  Except as set forth above, LICENSEE shall have no right to sublicense any of QUALCOMM’s Intellectual Property.  Any sublicense by LICENSEE to an Affiliate of LICENSEE shall terminate immediately if such Affiliate ceases to be an Affiliate of LICENSEE.

5.4                                 [***].

5.5                                 Taxes.  Any taxes, duties or imposts other than income or profits taxes assessed or imposed upon the sums due hereunder in the United States shall be borne and discharged by [***].  Notwithstanding the foregoing, in the event sums payable under this Agreement (other than the [***]) become subject to income or profits taxes under the tax laws of any country and applicable treaties between the United States and such country, [***].

5.6                                 Conversion to U.S. Dollars.  Royalties shall be paid in US. dollars.  To the extent that the [***] for Licensed Products Sold by LICENSEE outside of the United States is paid to LICENSEE other than in US. dollars, LICENSEE shall convert the portion of the royalty payable to QUALCOMM from such [***] into U.S. dollars at the official rate of exchange of the currency of the country from which the [***] was paid, as quoted by the U.S. Wall Street Journal (or the Chase Manhattan Bank or another agreed-upon source if not quoted in the Wall Street Journal) for the last business day of the calendar quarter in which such Licensed Products were Sold.  If the transfer of or the conversion into U.S. dollars is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of QUALCOMM or its nominee in any commercial bank or trust company of QUALCOMM’s choice located in that country, prompt notice of which shall be given by LICENSEE to QUALCOMM.

5.7                                 [***].

5.8                                 Ericsson Patents.

5.8.1                        Ericsson Patents [***].

5.8.2                        [***] Under Ericsson’s Patents [***].

5.8.3                        [***]

6.                                       LICENSE BY LICENSEE.

6.1                                 Grant of License from LICENSEE.  Subject to the terms and conditions of this Agreement, LICENSEE hereby grants to (a) QUALCOMM a worldwide, personal, nontransferable, non-exclusive, fully-paid, irrevocable and royalty free license (without the right to sublicense, except to Affiliates of QUALCOMM as permitted in Section 6.2) to use LICENSEE’s Intellectual Property to make (and have made) and import, use, sell, lease or otherwise dispose of Licensed Products, and (b) QUALCOMM and a Successor (as defined below) a worldwide, personal, nontransferable, non-exclusive, fully-paid, irrevocable and royalty free license (without the right to sublicense, except to Affiliates of QUALCOMM and Affiliates of a Successor as permitted in Section 6.2) to use LICENSEE’s Intellectual Property to make (and have made), import, use, sell, lease or otherwise dispose of Components.  No other, further or different license is hereby granted or implied.  A “Successor” means any successor (by purchase, divestiture, merger or otherwise) to all or substantially all of QUALCOMM’s Components business.

6.2                                 Right To Sublicense Affiliates.  QUALCOMM and the Successor shall have the right to grant sublicenses only to Affiliates of QUALCOMM or the Successor, respectively, with respect to any rights conferred upon QUALCOMM or the Successor under this Agreement; provided, however, that any such sublicense shall be subject in all respects to the restrictions, exceptions, termination provisions, and other provisions contained in this Agreement.  QUALCOMM (or the Successor), in addition to its sublicensed Affiliates, shall be responsible and liable to LICENSEE in the event that any of its sublicensed Affiliates fails under any such sublicense to honor and comply with all obligations of QUALCOMM (or the Successor) as though said obligations were made expressly applicable to the sublicensed Affiliate.  Except as set forth above, QUALCOMM and the Successor shall have no right to sublicense any of LICENSEE’s Intellectual Property.  Any sublicense by QUALCOMM or the Successor to an Affiliate of QUALCOMM or the Successor shall terminate immediately if such Affiliate ceases to be an Affiliate of QUALCOMM or the Successor, as the case may be.

6.3                                 License Of Future Commercially Necessary IPR.  Each Party agrees that, to the extent it makes licenses of Future Commercially Necessary IP generally available to third parties, it will, if requested by the other Party, offer such licenses to the other Party on commercially reasonable terms and conditions.

7.                                       COMMITMENT BY LICENSEE.

7.1                                 [***].

7.2                                 License to Third Parties.  LICENSEE agrees to negotiate in good faith to promptly grant to Authorized Licensees that do not meet the requirements of Section 7.1 a license to use all of LICENSEE’s Technically Necessary IPR to make, use and sell Licensed Products and Components for Wireless Applications.  Each such license shall be granted at reasonable rates and otherwise on reasonable terms and conditions consistent with LICENSEE’s licensing policies, which may include that such third party grant a cross-license to LICENSEE of Technically Necessary IPR owned by such third party (as the term Technically Necessary IPR would be construed if such third party were a party to this Agreement).

7.3                                 Best Efforts.  LICENSEE shall use its best efforts to market, promote and sell Licensed Products on a worldwide basis.

8.                                       MARKING.

LICENSEE agrees to affix to the exterior or the interior of all Licensed Products incorporating any of QUALCOMM’S Intellectual Property a legible notice reading:  “Licensed by QUALCOMM Incorporated under one or more of the following Patents,” followed by a list of applicable patent numbers taken from the list of QUALCOMM patents or as may otherwise be instructed by QUALCOMM.

9.                                       QUALITY CONTROL.

9.1                                 General Quality of Licensed Products.  Throughout the term of this Agreement, LICENSEE shall maintain, for the Licensed Products manufactured or Sold by it, at least the same manufacturing, servicing and quality standards currently utilized by LICENSEE in connection with its similar analog and, if applicable, other digital products.

9.2                                 Standards Compliance Testing.  LICENSEE represents and warrants that the Licensed Products and Components that it makes or has made will adhere with and conform to, in all respects, the specifications contained in the CAI implemented by such Licensed Products and adopted in the territory in which such Licensed Products are intended to be used and that LICENSEE shall comply with the rules, regulations or other requirements set by such authorized standards body.  LICENSEE shall, at QUALCOMM’s reasonable written request, permit QUALCOMM or entities designated by QUALCOMM and accepted by LICENSEE, which acceptance shall not be unreasonably withheld or delayed, to perform tests of LICENSEE’s Licensed Products to ensure compliance and conformity with the applicable CAI.  If such tests indicate material noncompliance or nonconformity therewith, such tests shall be at LICENSEE’s cost and LICENSEE shall reimburse QUALCOMM for any such reasonable tests performed by QUALCOMM at QUALCOMM’s Costs [***].  Nonconforming Licensed Products, if any, shall not be sold or marketed by LICENSEE until the non-conformity is corrected.

10.                                 INFORMATION

10.1                           Restrictions on Disclosure and Use.  All documentation and technical and business information and intellectual property in whatever form recorded that a Party does not wish to disclose without restriction (“Information”) shall remain the property of the furnishing Party and may be used by the receiving Party only as follows.  Such Information (a) shall not be reproduced or copied, in whole or part, except for use as expressly authorized in this Agreement; and (b) shall, together with any full or partial copies thereof, be returned or destroyed when no longer needed or upon any termination of this Agreement, and (c) shall be disclosed only to employees or agents of a Party with a need to know.  Moreover, such Information shall be used by the receiving Party only for the purpose of performing under this Agreement or in the exercise of its rights it may receive under the provisions of this Agreement.  Unless the furnishing Party consents in this Agreement or otherwise in writing, such Information shall be held in strict confidence by the receiving Party.  The receiving Party may disclose such Information to other persons, upon the furnishing Party’s prior written authorization, but solely to perform acts which this clause expressly authorizes the receiving Party to perform itself and further provided such other person agrees in writing (a copy of which writing will be provided to the furnishing Party at its request) to the same conditions respecting use of Information contained in this clause and to any other reasonable conditions requested by the furnishing Party.  These restrictions on the use or disclosure of Information shall not apply to any Information:  (i) which can be proven to be or have been independently developed by the receiving Party or lawfully received free of restriction from another source having the right to so furnish such Information; or (ii) after it has become generally known to the public without breach of this Agreement by the receiving Party; or (iii) which at the time of disclosure to the receiving Party was known to such Party free of restriction and clearly evidenced by documentation in such Party’s possession; or (iv) which the disclosing Party agrees in writing is free of such restrictions; or (v) which is the subject of a subpoena or other legal or administrative demand for disclosure or is disclosed in response to a valid order of a court or other governmental body, but only to the extent of and for the purposes of such demand or order; provided, however, that such receiving Party shall first notify the furnishing Party in writing of the demand or order and permit and cooperate with the furnishing party in seeking an appropriate protective order (or an equivalent mechanism for protecting such Information in the relevant jurisdictions).

10.2                           Scope of Information.  Information is subject to this Section 10 whether delivered orally or in tangible form, and without regard to whether it has been identified or marked as confidential or otherwise subject to this Section 10.  Each Party agrees to use its best efforts to marls or otherwise identify proprietary all Information they desire to be subject to the terms of this clause before furnishing it to the other Party.  And, upon request, a Party shall promptly identify whether specified information must be held by the requesting Party subject to this clause.

10.3                           Furnishing Information to Third Parties.  Nothing herein shall be deemed to bar disclosure of Information by a receiving Party to third party subcontractors, prospective customers or Affiliates of the receiving Party with a need to know, without the written consent of the furnishing Party, if such disclosure is reasonably necessary for enjoyment of the receiving Party’s rights to use Intellectual Property Rights licensed under this Agreement, and provided that each such third party agrees in writing to protect the Information under terms and conditions comparable, in all material respects, to the terms contained in this Section 10 and Section 18 with respect to survivability.

11.                                 DISCLAIMER/ LIMITATION OF LIABILITY.

11.1                           EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, QUALCOMM MAKES NO WARRANTIES IN THIS AGREEMENT AS TO PRODUCTS, TECHNOLOGY, MATERIALS, SERVICES, INFORMATION OP OTHER ITEMS IT FURNISHES TO LICENSEE, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR THAT SUCH ITEMS ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE.

QUALCOMM SMALL NOT BE LIABLE TO LICENSEE FOR ANY [***].  QUALCOMM SHALL BE PERMITTED TO ENJOIN THE UNAUTHORIZED USE BY LICENSEE OR ITS AFFILIATES OF ANY OF QUALCOMM’S INFORMATION.

11.2                           Negation of Representation and Warranties.  Nothing contained in this Agreement shall be construed as (a) requiring the filing of any patent application, the securing of any patent or the maintaining of any patent in force; (b) a warranty or representation by either Party as to the validity or scope of any patent, copyright or other intellectual property right; (c) a warranty or representation that any manufacture, sale, lease, use or importation will be free from infringement of patents, copyrights or other intellectual property rights of others, and it shall be the sole responsibility of LICENSEE to make such determination as is necessary with respect to the acquisition of licenses under patents and other intellectual property of third parties; (d) an agreement to bring or prosecute actions or suits against third parties for infringement; (e) an obligation to furnish any manufacturing assistance; or (f) conferring any right to use, in advertising, publicity or otherwise, any name, trade name or trademark, or any contraction, abbreviation or simulation thereof (other than as set forth in Section 8).

12.                                 INDEMNITY FOR DAMAGE TO PERSONS, PROPERTY OR BUSINESS

12.1                           Indemnification by LICENSEE.  LICENSEE shall indemnify, defend and hold QUALCOMM harmless from, any and all claims, judgments, liabilities, costs and expenses (including attorneys’ fees) arising out of or related, directly or indirectly, to any injury, loss or damage to persons, property or business arising from, relating to, or in any way connected with, any Licensed Products or Components which LICENSEE or its Affiliates manufactures or has manufactured and sells to a third party or its Affiliates.  LICENSEE agrees to indemnify and hold harmless QUALCOMM against all liability or responsibility of LICENSEE or of others for any failure attributable to LICENSEE in production, design, operation or otherwise of products manufactured by or on behalf of LICENSEE and Sold to third parties.

12.2                           Indemnification QUALCOMM.  QUALCOMM shall indemnify, defend and hold LICENSEE harmless from, any and all claims, judgments, liabilities, costs and expenses (including attorneys’ fees) arising out of or related, directly or indirectly, to any injury, loss or damage to persons, property or business arising from, relating to, or in any way connected with, any Licensed Products or Components which QUALCOMM or its Affiliates manufactures or has manufactured and sells to a third party or its Affiliates.  QUALCOMM agrees to indemnify and hold harmless LICENSEE against all liability or responsibility of QUALCOMM or of others for any failure attributable to QUALCOMM in production, design, operation or otherwise of products manufactured by or on behalf of QUALCOMM and Sold to third parties.

12.3                           Notice, Defense and Cooperation.  The party seeking indemnification under Section 12.1 or 12.2 above shall provide the indemnifying party with prompt notice of any claim within such provisions, shall give the indemnifying party the full right to defend any such claim and shall cooperate fully in such defense.

13.                                 TERMINATION

13.1                           Termination For Cause by QUALCOMM.  QUALCOMM may terminate this Agreement, by written notice to LICENSEE, if LICENSEE shall at any time default in the payment hereunder or the making of any report hereunder, or shall commit any material breach of any covenant, representation, warranty or agreement herein contained, or shall make any false report to QUALCOMM; provided, however, that in the case of any such breach which is capable of being cured, QUALCOMM shall not have a right to terminate this Agreement for cause unless and until LICENSEE shall have failed to remedy any such default, breach or report within thirty (30) days after written notice thereof by QUALCOMM.  LICENSEE shall be able to effectuate such cure with respect to a default in the making of any report or payment of any amounts due hereunder no more than three times during the term of this Agreement.  Upon termination of this Agreement for cause, LICENSEE shall duly account to QUALCOMM for all royalties and other payments within ten days of such termination.

13.2                           Termination For Cause by LICENSEE.  LICENSEE may terminate this Agreement, by written notice to QUALCOMM, if QUALCOMM shall at any time commit any material breach of any material covenant, representation, warranty or agreement herein contained; provided, however, that in the case of any such breach which is capable of being cured, LICENSEE shall not have a right to terminate this Agreement for cause unless and until QUALCOMM shall have failed to remedy any such material breach within thirty (30) days after receipt by QUALCOMM of written notice thereof by LICENSEE.

13.3                           Bankruptcy, Dissolution or Liquidation.  A Party shall provide written notice (the “Notice”) to the other Party immediately upon the occurrence of any of the following events (the “Events”):  (a) insolvency, bankruptcy or liquidation or filing of any application therefor, or other commitment of an affirmative act of insolvency; (b) attachment, execution or seizure of substantially all of the assets or filing of any application therefor; (c) assignment or transfer of that portion of the business to which this Agreement pertains to a trustee for the benefit of creditors; (d) disposition, by sale or assignment of all of its rights, of that portion of the business or the material assets to which this Agreement pertains or of the majority of the equity or voting stock of LICENSEE, in violation of Section 15 of this Agreement; or (e) termination of its business or dissolution.  Either Party shall also have the right to terminate this Agreement with immediate effect by giving written notice of termination to the other Party at any time upon or before the later of (i) sixty (60) days after the occurrence of any of the Events with respect to such other Party (unless such event ceases within such period), or (ii) sixty (60) days after receipt of the Notice (unless such event ceases within such period).

13.4                           Termination in the Event of Litigation.  The license from QUALCOMM to LICENSEE shall terminate in the event that LICENSEE initiates any litigation against QUALCOMM or its Affiliates that includes any claim for intellectual property infringement and LICENSEE does not prevail on all such intellectual property infringement claims.

13.5                           Rights Upon Termination.  Upon any termination of this Agreement all licenses granted by QUALCOMM hereunder shall also terminate and LICENSEE shall immediately cease using any of QUALCOMM’s Intellectual Property and return or destroy all information and documentation furnished by QUALCOMM to LICENSEE.  The licenses granted by

LICENSEE hereunder shall survive the termination of this Agreement and remain in full force and effect thereafter until all of LICENSEE’s Intellectual Property has expired; except that, upon termination of this Agreement by LICENSEE for cause, all licenses granted by LICENSEE hereunder shall also terminate and QUALCOMM shall immediately cease using any of LICENSEE’s Intellectual Property.  Any termination or expiration of this Agreement under this Section 13 shall not relieve LICENSEE from its obligation under Section 1.4 hereof to make a report or from its liability for payment of royalties on Licensed Products Sold on or prior to the date of such termination and shall not prejudice the right to recover the full amount of the Up-Front License Fee and any royalties or other sums due or accrued at the time of such termination and shall not prejudice any cause of action or claim accrued or to accrue on account of any breach or default.  Furthermore, any termination of this Agreement under this Section shall not prejudice the right of QUALCOMM to conduct a final audit of the records of LICENSEE in accordance with the provisions of Section 14 hereof.  No termination hereunder shall limit the rights of LICENSEE to sell those Licensed Products in inventory or in process at the time of termination, subject to payment of the royalty applicable to the sale of such Licensed Products and continued compliance with the other provisions of this Agreement.

14.                                 RECORDS AND AUDITS.

14.1                           Records.  LICENSEE shall keep accurate and complete books and records concerning any Licensed Products it may sell under this Agreement.  As applicable, such books and records shall include the date of transaction involving sales of Licensed Products, including the number of items Sold.  LICENSEE shall require in its agreements with sublicensees that each sublicensee agree to record keeping and audits substantially the same as described in this Section 14.  LICENSEE hereby agrees to cause its sublicensees to provide to LICENSEE the records and supporting information sufficient to evidence the accuracy of the royalty report to be submitted to QUALCOMM.  Such records (together with all supporting information) shall be included in the records described herein and subject to audit by QUALCOMM as provided in this Section.  LICENSEE’s agreements with its sublicensees shall expressly state that QUALCOMM shall be able to enforce rights under Section 1.4.2 below directly against any such sublicensee.  LICENSEE shall furnish QUALCOMM within thirty (30) days after the end of each calendar quarter a certificate, in the form attached hereto as Exhibit A, signed by a responsible official of LICENSEE showing the transactions and corresponding amounts during said calendar quarter and any other information as may be reasonably requested by QUALCOMM.

14.2                           Audits.  QUALCOMM may, no more than once each calendar year, conduct (itself or through its agent) an audit on reasonable notice of LICENSEE’s applicable books and records to confirm that LICENSEE has not underpaid royalties due to QUALCOMM in fulfilling its obligations under the terms and conditions set forth in Section 5.2 above.  QUALCOMM’s written notice to LICENSEE of QUALCOMM’s intention to audit LICENSEE’s books and records shall include a proposed commencement date for such audit, such proposed commencement date to be no earlier than thirty (30) days after the date of such notice.  LICENSEE agrees to allow the audit to commence no later than thirty (30) days after QUALCOMM’s proposed audit commencement date.  LICENSEE further agrees to have assembled in a single location the necessary books and records for such audit to be carried out and shall make available such personnel as are reasonably necessary to interpret and explain such books and records.  The cost of such audit, other than LICENSEE’s cost of providing its books, records and personnel, shall be borne by QUALCOMM, unless such audit determines that the LICENSEE has underpaid the royalties due hereunder by [***]; in which case, LICENSEE shall, in addition to paying the deficiency plus late payment charges, pay the cost of such audit.  LICENSEE shall preserve and maintain all such books and, records required for audit for a period of five (5) years after the calendar quarter for which the books and records apply.

15.                                 ASSIGNMENT.

Except as provided in this clause, LICENSEE shall not assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement (an “assignment”), without QUALCOMM’s prior written consent, which consent shall be at QUALCOMM’s sole discretion.  Any attempted assignment in contravention of this Section 15 shall be void and ineffective.  For purposes of this Agreement, an “assignment” by LICENSEE under this Section shall be deemed to include, without limitation, the following:  (a) a change in the beneficial ownership of LICENSEE of greater than fifty percent (50%) (whether in a single transaction or a series of related transactions) if LICENSEE is a partnership, trust, limited liability company or other like entity; (b) the acquisition of more than fifty percent (50%) of any class of LICENSEE’s voting stock (or any class of non-voting security convertible into voting stock) by another party (whether in a single transaction or series of related transactions) resulting in an effective change of control of LICENSEE; or (c) the sale of more than fifty percent (50%) of LICENSEE’s assets (whether in a single transaction or series of related transactions).

16.                                 COMPLIANCE WITH U.S. REGULATIONS.

Nothing contained in this Agreement shall require or permit LICENSEE or QUALCOMM to do any act inconsistent with the requirements of (a) the regulations of the United States Department of Commerce, or (b) the foreign assets controls or foreign transactions controls regulations of the United States Treasury Department, or (c) of any similar United States law, regulation or executive order as the same may be in effect from time to time.  To enable QUALCOMM to export QUALCOMM’s Intellectual Property or technical data to LICENSEE in compliance with the requirements of the Export Administration Regulations (EAR), LICENSEE hereby gives its assurance to QUALCOMM that LICENSEE will not re-export or otherwise disclose, directly or indirectly, any of QUALCOMM’s Intellectual Property or “technical data” received from QUALCOMM, nor allow the direct product thereof to be shipped directly or indirectly to any of the following countries, unless permitted by U.S. law in effect at the time of such export:

Albania	Libya
Afghanistan	Lithuania
Angola
Armenia	Macau
Azerbaijan	Moldova
Belarus	Mongolia
Bulgaria	North Korea
Cambodia	People’s Republic of China
Cuba	Romania

Estonia	Russia
Georgia	Sudan
Iran	Syria
Iraq	Tajikistan
Kazakhstan	Turkmenistan
Kyrgyzstan	Ukraine
Laos	Uzbekistan
Latvia	Vietnam

LICENSEE agrees that no products, proprietary data, know-how, software, or other information received from QUALCOMM will be directly employed in missile technology, sensitive nuclear, or chemical biological weapons end uses or by such end users.  The foregoing obligations are U.S. legal requirements, and therefore, such obligations shall survive any termination of this Agreement.

17.                                 PUBLICITY.

LICENSEE shall submit to QUALCOMM proposed copy of all advertising wherein the name, trademark, code, specification or service mark of QUALCOMM is mentioned; and LICENSEE shall not publish or use such advertising without QUALCOMM’s prior written approval.  Such approval shall be granted or withheld as promptly as possible (usually within ten (10) days), and may be withheld only for good cause.  No license is granted by LICENSEE to QUALCOMM hereunder with respect to LICENSEE’s or its Affiliates’ trade name, trademark, code, specification or service mark.  No license is granted by QUALCOMM to LICENSEE hereunder with respect to QUALCOMM’s or its Affiliates’ trade name, trademark, code, specification or service mark.

18.                                 SURVIVAL OF OBLIGATIONS.

The Parties’ rights and obligations which, by their nature, would continue beyond the termination, cancellation, or expiration of this Agreement, including but not limited to those rights and obligations of the parties set forth in Section 10 entitled “INFORMATION,” shall survive such termination, cancellation, or expiration.

19.                                 SEVERABILITY.

If any provision in this Agreement shall be held to be invalid or unenforceable, the remaining portions shall remain in effect.  In the event such invalid or unenforceable provision is considered an essential element of this Agreement, the Parties shall promptly negotiate a replacement provision.

20.                                 NON-WAIVER.

No waiver of the terms and conditions of this Agreement, or the failure of either Party strictly to enforce any such term or condition on one or more occasions shall be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion.

21.                                 NOTICES.

All notices, requests, demands, consents, agreements and other communications required or permitted to be given under this Agreement shall be in writing and shall be mailed to the Party to whom notice is to be given, by facsimile, and confirmed by first class mail, postage prepaid, and properly addressed as follows (in which case such notice shall be deemed to have been duly given on the day the notice is first received by the Party):

QUALCOMM Incorporated 5775 Morehouse Drive San Diego, CA 92121-1714	UTStarcom, Inc. 1275 Harbor Bay Parkway Alameda, CA 94502

Facsimile No.: (858) 658-2500 Telephone No.: (858) 587-1121 Attn: President	Facsimile No.: (510) 864-8802 Telephone No.: (510) 864-8800 Attn: Russell Boltwood

with a copy to: General Counsel	with a copy to: General Counsel

The above addresses can be changed by providing notice to the other Party in accordance with this Section.

22.                                 PUBLICATION OF AGREEMENT.

Except as may otherwise be required by law or as reasonably necessary for performance hereunder, each Party shall keep this Agreement and its provisions confidential and shall not disclose this Agreement or its provisions without first obtaining the written consent of the other Party, which consent shall not be unreasonably withheld.  The confidentiality obligations hereunder do not apply to the existence of this Agreement or the fact that QUALCOMM and LICENSEE have executed this Agreement, but do apply to the terms and conditions of this Agreement.  Any press release or other announcement by either Party concerning the entering into of this Agreement shall be subject to the prior written approval of other Party, which approval shall not be unreasonably withheld.  In case a press release or other public announcement to the effect of the Parties’ entering into of this Agreement is issued by either Party pursuant to the preceding sentence, (i) QUALCOMM may thereafter make a press release or other public announcement to the effect that LICENSEE is one of QUALCOMM’s licensees for Licensed Products without prior written approval of LICENSEE and (ii) LICENSEE may thereafter make a press release or other public announcement to the effect that LICENSEE is licensed by QUALCOMM for Licensed Products without prior written approval of QUALCOMM.

23.                                 APPLICABLE LAW; VENUE.

This Agreement is made and entered into in the State of California and shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.  Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach or validity hereof, except for those disputes expressly addressed in Section 24 hereof, shall be adjudicated only by a court of competent jurisdiction in the county of San Diego, State of California.

24.                                 DISPUTES RELATING TO FOREIGN PATENTS.

Any controversy, claim or dispute (separately or collectively, the “Dispute”) as to whether a product manufactured and/or sold by LICENSEE outside the United States would, but for the license granted hereunder, infringe any foreign patent of QUALCOMM licensed hereunder and therefore is subject to royalties hereunder, shall be resolved in accordance with the procedures specified in this Section 24 which shall be the sole and exclusive procedures for the resolution of any such Dispute.

The Parties will attempt in good faith to resolve promptly any Dispute by negotiations between senior executives of the Parties who have the authority to settle the Dispute.  If the Dispute is not resolved, within thirty (30) days of a party’s written request for negotiation, either party may initiate arbitration as hereinafter provided.

A Party desiring to commence arbitration shall provide written notice to the other Party setting forth the Dispute(s) to be arbitrated.  Within ten (10) days of receipt of such written notice, the Parties will attempt in good faith to reach agreement on an impartial arbitrator having as nearly as practicable the following qualifications in order of importance:  (1) at least ten years experience in patent litigation, including substantial participation in at least two patent trials, and/or ten years experience in patent prosecution in the telecommunications field and/or at least three years experience as a Federal Court of Appeals or District Court Judge, (2) expertise in the field of digital spread spectrum communications as applied to the telecommunications industry, and (3) some familiarity with the patent laws of the country or countries at issue in the Dispute.  In the event the Parties are unable to agree upon an arbitrator within thirty (30) days of the above written notice, the arbitrator shall be selected by Judicial Arbitration and Mediation Service/Endispute, Inc. (or some similar company if the Judicial Arbitration and Mediation Service/ Endispute, Inc. is not available).  The selected arbitrator shall be impartial and shall have, as nearly as practicable, the qualifications set forth above.  The Parties will share equally the fees and expenses of the arbitrator.

The arbitration hearing shall commence in San Diego within 60 days of the appointment of the arbitrator.  The Parties shall be entitled to conduct discovery prior to the arbitration hearing in accordance with the Federal Rules of Civil Procedure, subject to any limitations ordered by the arbitrator.

The arbitration hearing shall be conducted in accordance with the Federal Rules of Civil Procedure and the Federal Rules of Evidence or such other procedures and rules set by the arbitrator.  The arbitrator shall be authorized and empowered only to rule as to whether products manufactured and/or Sold by LICENSEE in a foreign country or countries would, but for the license granted hereunder, infringe any claim of the applicable foreign patent(s) of QUALCOMM, and if so, the amount of the royalties owed by LICENSEE as to such product(s) under Section 5.2 of this Agreement.  The arbitrator shall award attorneys’ fees and costs to the prevailing Party.  The arbitrator shall have no authority to determine whether or not any product(s) of LICENSEE imported into or manufactured and/or Sold in the United States is subject to the payment of royalties under this Agreement or to determine any other issue except those expressly set forth above.  The arbitrator shall have no authority to make any finding or award as to the validity or enforceability of any patent.

The final award of the arbitrator shall be rendered in writing and signed by the arbitrator.  The final award shall be entered within thirty (30) days of the commencement of the arbitration hearing.  Each Party agrees to abide by the arbitration award, and to the enforcement of the arbitration award in the United States.  Each Party further agrees that judgment may be entered upon the award in any court of competent jurisdiction in the United Skates.

25.                                 LATE CHARGE.

Each Party may charge the other a late charge, with respect to any amounts that the other owes hereunder and fails to pay on or before the due date, in an amount equal to the [***].  The Parties agree that such late charges are administrative in nature and are intended to defray each Party’s costs in processing and handling late payments.

26.                                 ATTORNEYS’ FEES.

In the event of any proceeding to enforce the provisions of this Agreement, the prevailing Party (as determined by the court) shall be entitled to reasonable attorneys’ fees as fixed by the court.

27.                                 ENTIRE AGREEMENT.

The terms and conditions contained in this Agreement supersede all prior and contemporaneous oral or written understandings between the Parties with respect to the subject matter thereof and constitute the entire agreement of the Parties with respect to such subject matter.  Such terms and conditions shall not be modified or amended except by a writing signed by authorized representatives of both Parties.

28.                                 INDEPENDENT CONTRACTORS.

The relationship between QUALCOMM and LICENSEE is that of independent contractors.  QUALCOMM and LICENSEE are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties.

29.                                 U.S. DOLLARS.

All payments to be made hereunder shall be made in dollars of the United States of America by wire-transfer and at a bank to be designated by the payee.

30.                                 FORCE MAJEURE

Neither Party Shall be in default or liable for any loss or damage resulting from delays in performance or from failure to perform or comply with terms of this Agreement (other than the obligation to make payments, which shall not be affected by this provision) due to any causes beyond its reasonable control, which causes include but are not limited to Acts of God or the public enemy; riots and insurrections; war; fire; strikes and other labor difficulties (whether or not the Party is in a position to concede to such demands); embargoes; judicial action; lack of or inability to obtain export permits or approvals; and acts of civil or military authorities.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.  This Agreement may be signed in counterpart.

QUALCOMM Incorporated	UTStarcom, Inc.

BY:	BY:

TITLE:	TITLE:

Infrastructure Equipment License Agreement

Section 7.1 Notice

[***]

Infrastructure Equipment License Agreement

Section 8 Notice

Please affix to the exterior or the interior of all Licensed Products incorporating any of QUALCOMM’s Intellectual Property a legible notice reading:

“Licensed by QUALCOMM Incorporated under one or more of the following Patents:

4,901,307	5,490,165	5,056,109	5,504,773	5,101,501	5,778,338
5,506,865	5,109,390	5,511,073	5,228,054	5,535,239	5,710,784
5,267,261	5,544,196	5,267,262	5,568,483	5,337,338	5,659,569
5,600,754	5,414,796	5,657,420	5,416,797”